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                                Exhibit No. 21

                          Subsidiaries of Registrant


People's Choice TV of Tucson, Inc.

People's Choice TV of Houston, Inc.

People's Choice TV of St. Louis, Inc.

SpeedChoice of Phoenix, Inc.

Wireless Cable of Indianapolis, Inc.

SpeedChoice of Detroit, Inc.

People's Choice TV of Salt Lake City, Inc.

PCTV Gold, Inc.

Preferred Entertainment, Inc.

Broadcast Cable, Inc.

People's Choice TV of Albuquerque, Inc.

Sat-Tel Services, Inc.

People's Choice TV of Milwaukee, Inc.

SpeedChoice Equipment, Inc.

Waverunner, Inc.

PCTV Development Co.